EXHIBIT 10.26


                   PERFORMANCE BASED PHANTOM EQUITY AGREEMENT

         PERFORMANCE BASED PHANTOM EQUITY AGREEMENT (this "Agreement") is made as of ___________________, by and between Remington Products Company, L.L.C., a Delaware limited liability company (the "Company"), and _______________________ Executive").

                  WHEREAS, on the terms and subject to the conditions hereof, the Company desires to grant Executive certain rights in any increase in the value of the equity of the Company under certain events.

         NOW,   THEREFORE,   in  order  to  implement   the   foregoing  and  in
consideration  of  the  mutual   representations,   warranties,   covenants  and
agreements contained herein, the parties hereto agree as follows:

         1 Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                  1.1 "Agreement": the meaning set forth in the preface.

                  1.2 "Applicable Percentage": the percentage set forth in Schedule A attached hereto; provided, that such percentage may be adjusted, from time to time, by the Management Committee pursuant to Section 12.2 herein. .

                  1.3 "Cause": termination of the employment of Executive by the Company or any subsidiary thereof due to (a) the commission by Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its subsidiaries which results in material financial loss to the Company or any of its subsidiaries), (b) the commission by Executive of a felony, (c) the willful misconduct of Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in material injury or financial loss to the Company or any of its subsidiaries or (d) the willful failure of Executive to render services to the Company or any of its subsidiaries in accordance with the terms of Executive's employment which failure amounts to a material neglect of Executive's duties to the Company or any of its subsidiaries. In the event Executive terminates his employment and at such time Executive was under active investigation by the Company or any of its subsidiaries for possible termination for Cause and thereafter the Company makes a good faith determination that sufficient facts existed to support Executive's termination for Cause or, within 45 days following such resignation, the Company or any of its subsidiaries obtains information which, if known prior to Executive's resignation, would have

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permitted the Company to terminate  Executive for Cause,  the Executive shall be deemed terminated for Cause for all purposes of this Agreement notwithstanding the fact that Executive had resigned.

                  1.4 "Common Units": the common units of the Company or the common stock of a corporation that is the successor of the Company.

                  1.5 "Company": the meaning set forth in the preface.

                  1.6 "Company Sale": the meaning set forth in the Limited Liability Company Agreement. Under no circumstances shall a Company Sale be deemed to include liquidation or bankruptcy of the Company.

                  1.7 "Disability": the inability of Executive to perform the essential functions of Executive's job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a continuous period of six months. The period of six months shall be deemed continuous unless Executive returns to work for at least 30 consecutive business days during such period and performs during such period services at the level and competence that were performed prior to the beginning of the six-month period. The date of such Disability (for purposes of determining the date of the termination of Employment in the event of such Disability) shall be on the first day of such six-month period.

                  1.8 "EBITDA":the meaning set forth in the Credit and Guarantee Agreement.

                  1.9 "Employee": any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Internal Revenue Code of 1986, as amended) of the Company or any of its subsidiaries, and the term "Employment" shall include service as a part- or full-time Employee to the Company or any of its subsidiaries

                  1.10  "Equity": the Common Units and Preferred Capital.

                  1.11 "Fair Market Value": the average of the closing prices of the sales of the Company's Common Units on all securities exchanges on which the Common Units may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day the Common Units are not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 p.m., New York time, or, if on any day the Common Units are not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day, plus in each case, the value of the outstanding Preferred Capital, if any, determined in good faith by the Management Committee. If at any time the Common Units are not listed on any securities exchange or quoted in the

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NASDAQ System or the over-the-counter market, the Fair Market Value shall be the fair value of the Equity determined in good faith by the Management Committee taking into consideration the current, historical and projected EBITDA of the Company and recognizing that control of the Company is not being sold at such time.

                  1.12 "Financing Default":  an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the following as they may be amended, supplemented or modified from time to time: (a) the Credit and Guarantee Agreement (the "Credit and Guarantee Agreement")and Indenture (collectively, the "Senior Financing Agreements") dated as of May 23, 1996, as amended, among the Company and the financial institutions, agents and trustees party thereto, and any extensions, renewals, refinancings or refundings thereof in whole or in part; (b) any provision of the Limited Liability Company Agreement or the certificate of incorporation or limited liability company agreement of any of its subsidiaries, as the case may be, as in effect on the Grant Date and (c) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (a) and (b) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

                  1.13 "Fully Diluted Basis": assumes all outstanding options, warrants and other rights to receive Common Units are fully vested and have been exercised, excluding any Phantom Equity Payment (as defined in Section 3) hereunder.

                  1.14 "Grant Date":   __________________

                  1.15 " IPO" the consummation of an initial public offering of Common Units or common stock of a corporation that is the successor to the Company or which owns, directly or indirectly, more than 50% of the Common Units of the Company or its successor,

                  1.16 " IPO Exit Transaction" means the first date after the consummation of an IPO on which Vestar Equity Partners, L.P., a Delaware limited partnership and its affiliates (not including employees of the general partner of Vestar) own less than 10% of the Common Units.

                  1.17 "Limited Liability Company Agreement" :the Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 16, 1996, by and between RPI Corp. (formerly Remington Products, Inc.), a Delaware corporation, Vestar Shaver Corp., a Delaware corporation ("Shaver"), Vestar Razor Corp., a Delaware corporation ("Razor"), and the individuals listed as management members on Schedule A thereto, as the same may be amended from time to time.

                  1.18   "Management   Committee":   the  Company's   Management
Committee or any board of directors or similar governing body of a successor to the Company.

                  1.19 "Payment Date" : the date that is no later than the 60th day after the occurrence of the Payment Event.

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                  1.20 "Payment  Event" : the occurrence of any of the following
(a) a Company Sale (b) an IPO Exit Transaction , (c) an IPO, (d) termination of Executive's Employment because of death or Disability, or (e) at the Company's option, termination of Executive's Employment for any reason other than death or Disability.

                  1.21  "Phantom  Equity  Payment":  the  meaning  set  forth in
Section 3 below.

                  1.22 "Preferred Capital": the preferred capital of the Company or the preferred stock of a corporation that is the successor of the Company.

                  1.23 "Residual Equity Value": (a) in the case of a Company Sale, the aggregate net amount (including cash, non-cash and any deferred payout amounts) available for distribution to the issued and outstanding Equity (on a Fully Diluted Basis), after the payment of all fees and expenses of the Company incurred in connection with such sale, (b) in the case of an IPO and IPO Exit Transaction, the valuation of the Company's Equity implied in the public offering, after giving effect to the shares issued in such IPO, and (c) in the case of a termination of Employment, Fair Market Value of the issued and outstanding Equity (on a Fully Diluted Basis) as of the last day of the last fiscal quarter ending immediately prior to the occurrence of such termination of Employment.

                  1.24   "Securityholders    Agreement":   the   Securityholders
Agreement dated as of May 16, 1996 among Shaver, Razor, Vestar, RPI, Victor K. Kiam, II and other equity holders of the Company.

                  1.25 "Vested Percentage" : shall be determined by meeting the Performance Criteria and Event Criteria. In order to be fully vested, both the Performance Criteria and Event Criteria must be met.

                           (a) Performance Criteria : (i) 20% when EBITDA is $27 million or greater for any trailing 12 months period, measured at the end of any calendar quarter prior to January 1, 2002 and not less than $24.3 million for the immediately following 12 month period; (ii) 50% when EBITDA is $31 million or greater for any trailing 12 month period, measured at the end of any calendar quarter prior to January 1, 2002 and not less than $27.9 million for the immediately following 12 month period; and (iii) 100% when EBITDA is $35 million or greater for any trailing 12 month period, measured at the end of any calendar quarter prior to January 1, 2002 and not less than $31.5 million for the immediately following 12 month period. Performance Criteria shall be determined by achievement, if any, of only the initial EBITDA targets under clauses (i) through (iii) above if less than 12 months has lapsed following achievement of such EBITDA target and the satisfaction of the Event Criteria.


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                           (b) Event  Criteria:  (i) a Company  Sale, or (ii) an
         IPO Exit Transaction, or (iii) an IPO, to the extent Performance Criteria was met prior to the IPO, and (iv) immediately prior to any reorganization of the Company from a limited liability company to a
         corporation   which  is  necessitated  by  a  Company  Sale,  IPO  Exit
         Transaction or IPO; provided, that if the proposed Company Sale, IPO Exit Transaction or IPO is not consummated after a reorganization, Event Criteria shall have be deemed not to have been satisfied.

         2 Confirmation of Grant, Phantom Equity Payment. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Company hereby evidences and confirms the grant to Executive, effective on the Grant Date, of the right to receive the Phantom Equity Payment. Upon the occurrence of a Payment Event resulting from a Company Sale, an IPO Exit Transaction or an IPO, Executive shall be entitled to receive an amount equal to the Vested Percentage of the Applicable Percentage of the Residual Equity Value (the "Phantom Equity Payment").

                  2.1 Company Sale If the Payment Event is a Company Sale, at the Company's option:


                           (a) on the Payment Date, the Company shall pay the Phantom Equity Payment first by the cancellation of indebtedness, if any, owing from Executive to the Company or any of its subsidiaries and the remainder by the Company's delivery of a check or wire transfer of immediately available funds for the remainder of the Phantom Equity Payment, if any; or

                           (b) immediately prior to the closing of the Company Sale, the Company shall convert the Applicable Percentage into an identical percentage of the issued and outstanding Equity (on a Fully Diluted Basis) and issue to Executive certificates for the appropriate number of Common Units and Preferred Capital of the Company, in full satisfaction of the Phantom Equity Payment due Executive hereunder; provided, that if the Company Sale is structured to include non-cash consideration, the Company shall assure that the Executive receives such portion of the Phantom Equity Payment in cash and the balance in Common Units and Preferred Capital of the Company in order to provide Executive with sufficient funds to pay any Federal and state income taxes that will result from the receipt of the Phantom Equity Payment.

In the event Executive fails or refuses to comply, if required, with the provisions of Section 5 of this Agreement, or to execute the Limited Liability Company Agreement and Securityholders Agreement, the obligation of the Company to make any Phantom Equity Payment to Executive under this Agreement shall immediately cease.

                  2.2 IPO Exit Transaction. If the Payment Event is an IPO Exit Transaction, on the Payment Date, the Company shall pay the Phantom Equity Payment first by the cancellation of indebtedness, if any, owing from Executive


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to the Company or any of its  subsidiaries  and the  remainder by the  Company's delivery of a check or wire transfer of immediately available funds for the remainder of the Phantom Equity Payment. 2.3 IPO If the Payment Event is an IPO, on the Payment Date, the Company shall pay the Phantom Equity Payment first by the cancellation of indebtedness, if any, owing from Executive to the Company or any of its subsidiaries and the remainder, at the Company's option:

                           (a) by the Company's delivery of a check or wire transfer of immediately available funds for the remainder of the Phantom Equity Payment, if any, or

                           (b) by the Company's delivery of a check or wire transfer of immediately available funds in an amount equal to 40% of the remainder of the Phantom Equity Payment, if any, and the delivery of stock certificates for the appropriate number of common shares of the Company at the IPO price for the balance of the Phantom Equity Payment.

In the event Executive fails or refuses to comply, if required, with the provisions of Section 5, or to execute the Limited Liability Company Agreement and Securityholders Agreement, the obligation of the Company to make any Phantom Equity Payment to Executive under this Agreement shall immediately cease. In the event that the effective date of the IPO is prior to December 30, 2002 and the Performance Criteria at such time was less than 100%, this Agreement shall remain in effect after the IPO; provided, that after the IPO, the Applicable Percentage shall be automatically reduced by the Performance Criteria of the Applicable Percentage as of the IPO in order to reflect the Phantom Equity Payment made to Executive pursuant to this Section 2.3.

         3 Termination of Employment

                  3.1 Solely for purposes of this Section 3 and notwithstanding anything to the contrary contained herein, if the Executive's Employment is terminated by the Company without Cause prior to the third anniversary of the Grant Date and a Company Sale occurs less than 90 days after such termination, the Performance Criteria portion of the Vested Percentage as of the date of termination of Employment shall be determined in accordance with clauses (i) through (iii) of Section 1.25(a) but the Payment Event shall be deemed the Company Sale.

                  3.2 Upon termination of Executive's Employment for any reason other than death or Disability, the Company shall have the option, at the Company's sole discretion, of waiving the Event Criteria and treating such termination as a Payment Event in which case the Vested Percentage shall be determined solely by reference to the Performance Criteria. If the Company does not elect to waive the Event Criteria, the Company shall have no obligation to make any Phantom Equity Payment until the Event Criteria shall be met. Upon the occurrence of the Event Criteria, the Company shall pay Executive the Phantom Equity Payment in accordance with Section 2, but the Performance Criteria shall be determined as of the date of termination of Employment.

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                  3.3 Upon termination of Executive's  Employment as a result of death or Disability, or in the event the Company elects to waive the Event Criteria, the Vested Percentage shall be determined solely by reference to the Performance Criteria and on the Payment Date, the Company shall pay the Phantom Equity Payment first by the cancellation of indebtedness, if any, owing from Executive to the Company or any of its subsidiaries and the remainder, at the Company's option:

                           (a) by the Company's delivery of a check or wire transfer of immediately a available funds for the remainder of the Phantom Equity Payment, if any; or

                           (b) by the Company's delivery of a check or wire transfer of immediately available funds for an amount equal to one fifth of the remainder of the Phantom Equity Payment, if any, and by the Company's delivery of an unsecured subordinated promissory note (which shall be subordinated and subject in right of payment only to the prior payment of any funded indebtedness outstanding) of the Company (a "Payment Note") in a principal amount equal to the balance of the Phantom Equity Payment, payable in four equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually at the publicly announced prime rate of Chase Manhattan Bank, N.A., on the date of issuance and each June 30 and December 31 thereafter

         4  Suspension of Phantom Equity Payment.

                  4.1 Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be obligated to pay the Phantom Equity Payment at any time pursuant to Sections 2 and 3, regardless of whether a Payment Event has occurred, to the extent that (a) such Phantom Equity Payment (together with any other Phantom Equity Payments pursuant to other Phantom Equity Agreements) would result (i) in a violation of any law, statute, rule, regulation, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its subsidiaries or any of its or their material property (which violation is material to the Company) or (ii) after giving effect thereto, in a Financing Default, or (b) if immediately prior to such payment there exits a Financing Default which prohibits such payment. The Company shall, within fifteen days of learning of any such default, so notify Executive that it is not obligated to pay the Phantom Equity Payment otherwise due hereunder.

                  4.2 Any Phantom Equity Payment which the Company is obligated to make to Executive pursuant to Sections 2 and 3, but which in accordance with
Section 4.1 is not made on the Payment Date, shall be paid by the Company on or prior to the fifteenth day after such date or dates that it is no longer prohibited from making such payment under Section 4.1 (after taking into account any payments to be made at such time pursuant to other Phantom Equity


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Agreements), and the Company shall give Executive five days prior written notice of any such payment.

         5 Investment Representations and Covenants of the Executive.

                  5.1 In the event Executive is to receive Common Units pursuant to the provisions of Section 2.3, Executive shall execute and deliver to the Company the Securityholders Agreement.

                  5.2 The Executive acknowledges and represents that Executive has been advised by the Company that any Common Units delivered to Executive pursuant to Section 2.3:

                           (a) shall not have been registered under the Securities Act;

                           (b) must be held indefinitely and Executive must continue to bear the economic risk of such investment in the Common Units unless the offer and sale of such Common Units is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                           (c) a restrictive  legend in the form required by the
         Securityholders   Agreement   shall  be  placed  on  the   certificates
         representing the Common Units;

                           (d) a notation shall be made in the appropriate records of the Company indicating that the Common Units are subject to restrictions on transfer and appropriate stop transfer instructions will be issued to the transfer agent with respect to the Common Units.

                  5.3 Prior to receiving any Common Units pursuant to Section 2.3, Executive shall represent and warrant that:

                           (a) Executive's financial situation is such that Executive can afford to bear the economic risk of holding the Common Units for an indefinite period of time, has adequate means for providing for Executive's current needs and personal contingencies, and can afford to suffer a complete loss of Executive's investment in the Common Units;

                           (b) Executive's knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Common Units;

                           (c) Executive understands that the Common Units are a speculative investment which involves a high degree of risk of loss of Executive's investment therein, there are substantial restrictions on the transferability of the Common Units, there may be no public market for the Common Units and, accordingly, it may not be possible for

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          Executive to liquidate Executive's investment in case of emergency, if at all.


         6  Call Option.

                  6.1 The Company shall have the right and option to purchase up to all of the Common Units received by Executive pursuant to Section 2.3 at Fair Market Value within 180 days following termination of Executive's Employment prior to the first anniversary of the Payment Event (a) by Executive for any reason other than Disability, death, retirement or (b) by the Company for Cause.

                  6.2 The Company shall have the right and option to purchase up to fifty (50%) percent of the Common Units received by Executive pursuant to
Section 2.3 at Fair Market Value within 180 days following termination of Executive's Employment prior to the second anniversary of the Payment Event (a) by Executive for any reason other than Disability, death, retirement or (b) by the Company for Cause.

                  6.3 The Company shall have the right to exercise the option granted by Sections 6.1. and 6.2 within 180 following the date of termination of Executives's Employment by sending written notice to Executive of its intention to purchase the Common Units, specifying the number of Common Units to be purchased. Subject to the provisions of Section 4, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of the written notice to Executive. The Company shall pay the purchase price for the Common Units it purchases against delivery of the certificates or other instruments representing the Common Units so purchased, duly endorsed. first, by the cancellation of indebtedness, if any, owing from Executive to the Company or any of its subsidiaries and the remainder, by the Company's delivery of a check or wire transfer of immediately a available funds for the remainder of the purchase price, if any.

                  6.4 Solely for the purposes of this Section 6, in determining the Fair Market Value of the Common Units to be purchased, the Management Committee may, in good faith, take into consideration the fact that the sale by Executive of such shares may negatively impact the price of the publicly traded Common Units.

                  6.5 Notwithstanding anything to the contrary contained herein, the Company's right and option to purchase Common Units pursuant to this Sections 6 shall automatically terminate upon the occurrence of a Company Sale or an IPO Exit Transaction.

         7 Transfers of Phantom Equity Payment. Executive may transfer the right to receive the Phantom Equity Payment only upon his death pursuant to applicable laws of descent and distribution. Any transfer or attempted transfer of the right to receive the Phantom Equity Payment in violation of any provision of this Agreement shall be void.

         8 Tax Withholding. Whenever any cash payment is to be made hereunder or Common

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Units are to be issued  pursuant  to the terms of this  Agreement,  the  Company shall have the power to withhold, require Executive to remit to the Company in cash or offset against any amounts otherwise payable to Executive, an amount sufficient to satisfy all Federal, state, local and foreign withholding tax requirements relating to such transaction and the Company may defer any cash payment or issuance of Common Units until such requirements are satisfied.

         9 Executive's Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

         10 Administration by Management Committee. This Agreement shall be administered by the Management Committee, which shall have full power and authority to construe and administer this Agreement as it may deem advisable.

         11 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

         12 Amendments: Adjustment of Applicable Percentage.

                  12.1 This Agreement may be amended only by a written consent signed by the parties hereto; provided, that, the Management Committee may, in good faith, make whatever modifications to this Agreement may be necessary as a result of any reorganization of the Company required in connection with refinancing of the Company's outstanding debt for money borrowed or the acquisition or disposition of a material amount of assets. Executive shall be notified in writing of any such modification or change to this Agreement. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

                  12.2 The Management Committee may, in good faith, from time to time make appropriate adjustments to the Applicable Percentage set forth in Schedule A attached hereto as a result of the issuance of new Equity (to include but not be limited to: Common Units, Preferred Capital, options, rights or warrants to acquire Common Units or any security convertible into Equity) by the Company, the creation of additional or new phantom equity programs. Executive shall be notified in writing of any such modification to the Applicable Percentage.

         13 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

         14 Jurisdiction. Any suit action or proceeding with respect to this Agreement, or any judgment entered by any court in respect thereof, shall be


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brought in any court of  competent  jurisdiction  in the State of New York,  and both the Company and Executive hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Executive and the Company hereby irrevocably waive any objections which either may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, and hereby further irrevocably waive, any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         15 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), two days after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

                  (i)      If to the Company:

                           Remington Products Company, L.L.C.
                           60 Main Street
                           Bridgeport CT 06604
                           Attention: General Counsel
                           Telecopy:    203-366-7707

                           and

                           Remington Products Company, L.L.C.
                           c/o Vestar Equity Partners, L.P.
                           245 Park Avenue, 41st Floor
                           New York, NY 10167
                           Attention:       Robert L. Rosner
                           Telecopy:     212-808-4922

                           with a copy to:

                           Kirkland & Ellis
                           655 Fifteenth Street N.W.
                           Washington, D.C. 20005-5793
                           Attention:       Jack M. Feder
                           Telecopy:     202-879-5200

                  (ii)     If to Executive:


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         16 Integration.  This Agreement and the documents referred to herein or
delivered   pursuant  hereto  which  form  a  part  hereof  contain  the  entire understanding of the parties with respect to the subject matter hereof and thereof, specifically including the prior grant of or the promise to grant options for the purchase of Common Units of the Company. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes any prior agreements and understandings between the parties with respect to such subject matter, and shall be deemed to automatically terminate any option agreement previously issued to Executive to purchase Common Units of the Company, including any agreement to issue such options to Executive.

         17   Counterparts.   This   Agreement   may  be  executed  in  separate
counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

         18 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercise any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise of such power or right or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's right to exercise the same at any subsequent time or times hereunder.

         19 Termination of Agreement. This Agreement and Executive's right to receive any Phantom Equity Payment shall terminate on December 31, 2009. This Agreement shall also terminate upon the consummation of a Company Sale or IPO Exit Transaction; provided, that such termination shall not effect any accrued right or obligation of either party or any provision hereof which is intended to survive termination, including the Company's obligation to make any payment to Executive pursuant to Sections 2.1 or 2.2.

         20 Off-Set Against Promissory Note. Simultaneously with the execution of this Agreement, Executive is selling Common Units to the Company and is receiving a promissory note (the "Note") from the Company for the purchase price for such units. Executive understands and agrees that notwithstanding anything else to the contrary contained herein, any Phantom Equity Payment made to Executive hereunder shall be reduced by an amount equal any payment of principal of the Note.




                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

REMINGTON PRODUCTS COMPANY L.L.C.


By:-----------------------------                  ---------------------------
                                                       Executive

                                   Schedule A
                                       to
                 Performance Based Phantom Equity Agreement with
                            ------------------------


                          APPLICABLE PERCENTAGE: ____%.




                                       14

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